Filed Pursuant to Rule 433
Supplementing the Preliminary Prospectus Supplement Dated September 20, 2019
Registration No. 333-218483
September 23, 2019

$25,000,000

4.50% SENIOR NOTES DUE SEPTEMBER 2024
FINAL TERMS AND CONDITIONS

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement dated September 20, 2019 and the accompanying prospectus (including the documents incorporated by reference therein) relating to those securities. Capitalized terms used in this term sheet but not defined have the meanings given to them in such preliminary prospectus supplement.

Issuer:	Customers Bancorp, Inc. (the “Company”)
Type of Security:	Senior Notes
Aggregate Principal Amount:	$25,000,000
Rating:*	Kroll: BBB (stable)
Trade Date:	September 23, 2019
Settlement Date (T+2):	September 25, 2019
Final Maturity:	September 25, 2024
Reference Benchmark:	1.250% UST due August 31, 2024
Reference Benchmark Yield:	1.589%
Spread to Benchmark:	+291.1 bps
Yield to Investors:	4.50%
Coupon:	4.50%
Issue Price:	100%

Optional Redemption Date:
Redeemable, in whole or in part, by the Company on or after the 30th day prior to the maturity date at 100% of the principal amount of the notes, plus accrued and unpaid interest thereon to but excluding the redemption date

Interest Payment Dates:	Semi-annually in arrears on the 25th day of each March and September of each year, commencing on March 25, 2020
Day Count Convention:	30/360, unadjusted
Denominations:	$1,000 denominations and $1,000 integral multiples thereof
CUSIP/ISIN:	23204GAD2/US23204GAD25

Joint Booking-Running Managers:	Deutsche Bank Securities Inc. B. Riley FBR, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

The Company has filed a registration statement (including a prospectus) on Form S-3 (File No. 333-218483) and a preliminary prospectus supplement dated September 20, 2019, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents incorporated by reference therein that the Company has filed with the SEC for more complete information about the Company and this offering.  Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, you may request these documents by calling Deutsche Bank Securities Inc. at 1-800-503-4611 and B. Riley FBR, Inc. at 1-703-312-9580.

This pricing term sheet does not constitute an offer to sell, or a solicitation of an offer to buy, any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

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